  EXHIBIT 1-A 6.11

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

Dated effective as of  April 8, 2020

BETWEEN:

CHEMESIS INTERNATIONAL INC., a company incorporated under the laws of the Province of British Columbia (“Chemesis”)

and

AMAN PARMAR, an individual residing in Vancouver, British Columbia (the “Executive”).

RECITALS:

A. Chemesis and the Executive entered into an executive employment agreement dated July 2, 2019 (the “Employment Agreement”); and

B. Chemesis and the Executive wish to amend certain terms of the Employment Agreement;

NOW THEREFORE in consideration of the premises, covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties agree and confirm as follows:

1.	All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Employment Agreement;

2.	Section 2.02 of the Employment Agreement is hereby amended and replaced in its entirety with the following:

“The Executive shall serve as Chemesis’ Executive Chairman.

The Executive shall perform all duties and exercise the authority customarily performed and exercised by persons holding equivalent positions in companies similar in nature and size to Chemesis.”

3.	Section 3.01 of the Employment Agreement is hereby amended and replaced in its entirety with the following:

“Chemesis shall pay the Executive a monthly base salary (the "Base Salary") of $20,000 USD, less applicable deductions and withholdings, on an incremental basis according to its payroll practices.  The Base Salary will be reviewed annually. The Base Salary is exclusive of and independent to the benefits outlined in Article 4 below.”

4.	Section 3.02 of the Employment Agreement is hereby amended and replaced in its entirety with the following:

“The Executive will be eligible for annual cash and/or share bonuses, as determined by the Board in its sole discretion exercised in good faith from time to time, in recognition of the achievement of corporate milestones, as agreed between the Board and the Executive on an annual basis. The Executive’s target bonus will be such amount as is equal to 2% of Chemesis’ gross annual revenue for the calendar year immediately preceding the year in respect of which such annual bonus amount is determined.”

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5.	Section 3.03 of the Employment Agreement is hereby amended and replaced in its entirety with the following:

“Consistent with the rest of Chemesis’ senior management team, the Executive will be eligible for annual incentive grants of RSs and Options, as determined by the Board in its sole discretion exercised in good faith from time to time. Without limiting the foregoing, Chemesis shall grant to the Consultant 1,000,000 RSs with a Restricted Period (as defined in Chemesis’ Equity Incentive Plan) of 4 months (the “RSs Issuance”) and Chemesis shall issue a Restricted Share Right Grant Letter (as defined in Chemesis’ Equity Incentive Plan) to the Consultant in connection with the RSs Issuance.”

6.	Section 7.01 of the Employment Agreement is hereby amended and replaced in its entirety with the following:

“The Executive's employment may be terminated at any time only as follows:

(a)	Termination upon Death. The Executive's employment terminates upon the Executive's death.

(b)	Termination by Chemesis for Disability. Chemesis may terminate the Executive's employment upon the Executive's Disability.

(c)	Termination by Chemesis for Cause. Chemesis may terminate the Executive's employment for Cause.

(d)	Termination by Chemesis without Cause. Chemesis may terminate the Executive's employment at any time by providing the Executive with written notice of such termination and the severance benefits set out in this agreement.

(e)	Termination by Executive for Good Reason. The Executive may terminate the Executive's employment for Good Reason by giving Chemesis written notice of such Good Reason termination.

(f)	Termination by Executive’s resignation. The Executive may voluntarily terminate the Executive's employment with Chemesis at any time by giving Chemesis two months of prior Notice of termination.

(g)	Termination upon expiration of term. The Executive’s employment terminates on , 2023.”

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7.

Except as expressly amended hereby, the Employment Agreement shall be unmodified and shall continue to be in full force and effect in accordance with its terms (as amended hereby) and all provisions of the Employment Agreement, as amended hereby, are confirmed.

8.

This Agreement will be interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of British Columbia.

9.	This Agreement may be executed in counterpart and may be executed and delivered by facsimile, electronic mail or other means of electronic transmission.

[Signature Page Follows.]

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This agreement is signed having been executed by the parties on April 8, 2020.

CHEMESIS INTERNATIONAL INC.

By:	/s/ Edgar Montero
Name: Edgar Montero
Title: Chief Executive Officer

/s/ Eli Dusenbury		/s/ Aman Parmar
Witness signature		Aman Parmar

Name: (please print)	Eli Dusenbury

Address:	2710-200 Granville St., Vancouver BC, V6C 1S4

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